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Exhibit 10.6

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective the 12th day of April 2006 ("Effective Date"), is entered into by and between David W. Keck, 191 Kelsey Lane, Butte, MT 59701 ("Executive") and GT Equipment Technologies, Inc., a Delaware corporation with principal offices at 243 Daniel Webster Highway, Merrimack, NH 03054 (the "Company").

        WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to enter into such employment, upon and subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Term.    The term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date and shall continue, subject to earlier termination in accordance with Section 4 below, until the second anniversary of the Effective Date, provided that on the second anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an "Extension Date") the Term, unless earlier terminated in accordance with Section 4 below, shall automatically extend for one additional year unless either party gives the other written notice of non-extension at least ninety (90) days prior to the applicable Extension Date. The date on which the Executive's employment under this Agreement terminates for any reason shall be the "Termination Date."

2.    Employment.    During the Term, the Executive shall serve the Company, and the Company shall employ the Executive, as Vice President or in such other executive capacity or capacities as may be determined from time to time by the Company's Board of Directors (the "Board"). The Executive shall use the Executive's best and most diligent efforts to promote the interests of the Company; shall discharge the Executive's duties in a highly competent manner; shall provide reasonable advisory or similar services to GT Solar Holdings, LLC, as and when requested by the managing member thereof, without additional compensation or benefits; and shall devote the Executive's full business time and best business judgment, skill and knowledge to the performance of the Executive's duties and responsibilities hereunder.

3.    Compensation and Benefits.

        (a)    Salary.    During the Term, the Executive shall be paid a salary at the rate of ONE HUNDRED NINETY THOUSAND Dollars ($190,000) per year ("Base Salary"). The Base Salary shall be reviewed annually by the Company's Board of Directors (the "Board").

        (b)    Bonus.    The Executive shall be eligible during each twelve (12) months of the Term to receive cash bonuses (each a "Bonus") calculated as Five Hundred Seventy-five Dollars ($575.00) for each One Hundred Thousand Dollars ($100,000) in confirmed bookings by GT from the sale of silicon production equipment and related engineering services ("Bonus Sales") during the twelve month period for which a Bonus is calculated, provided that the combined liability of GT for Base Salary and Bonus during any twelve month Bonus period shall not exceed Two Hundred Seventy-five Thousand Dollars ($275,000).

        (c)    Long-Term Incentive.    The Executive shall be considered for the award of stock options or warrants in GT or in any company established by GT as the operating entity for the development and sale of silicon production equipment and related engineering services, subject to approval of GT's Board of Directors.

        (d)    Reimbursement of Expenses.    The Company shall pay to the Executive a one time payment of One Hundred Ten Thousand Dollars ($110,000) in full consideration of all costs to be incurred by Executive in relocating to offices of the Company's selection ("Relocation Benefit"). Thiry-five

Thousand Dollars ($35,000) shall be due and payable within thirty (30) days of the execution of this Agreement and the remainder upon completion of the relocation by Executive. In the event that during the first three (3) years this Agreement is in effect Executive voluntarily terminates his employment with the Company, other than for Good Reason, Executive shall reimburse the Company for all Relocation Benefits paid by the Company, pro rata based on the period of the Executive's employment during such three year period.

        (e)    Other Benefits.    During the Term, the Executive shall be eligible to participate in health, medical, dental, long-term disability insurance, and "401(k)" benefits and in any other employee benefit plans or programs on terms generally applicable to senior management employees. The Executive shall be entitled to three (3) weeks of paid vacation per year or any greater amount due under the terms of the Company's vacation policy in effect from time to time.

4.    Termination of Employment.

        (a)   Either party may terminate the Executive's employment hereunder at any time, and for any reason, provided that the Executive shall provide thirty (30) days written notice of a voluntary termination as described in Section 4(e) below. The terms and condition of any such termination shall be as set forth in this Section 4.

        (b)    Termination for Cause.    If it has "Cause," as defined below, the Company shall have the right, exercisable by written notice to the Executive, to terminate the Executive's employment effective upon the giving of such notice (or such later date as shall be specified in such notice), in which case (i) the Company shall have no further obligation hereunder to the Executive, except for payment of Base Salary and provision of benefits through the Termination Date, and (ii) any Awards shall expire immediately. For purposes of this Agreement, "Cause" means the Executive's: (i) conviction of, or plea of guilty or nolo contendere to, any felony or other crime punishable by imprisonment; (ii) gross misconduct, misconduct that is repeated after written notice to the Executive, gross negligence, or negligence that is repeated after written notice to the Executive; (iii) fraud or embezzlement; or (iv) willful failure or refusal to perform his obligations under this Agreement, unless such failure or refusal is corrected within thirty (30) days after notice to the Executive. If the Executive's employment is terminated for any reason other than for Cause and it is thereafter determined that the Company could have terminated such employment for Cause, such termination shall be deemed to have been for Cause and the Executive's rights and obligations shall be adjusted accordingly.

        (c)    Termination as a Result of the Executive's Death or Disability.    The Executive's employment under this Agreement shall terminate upon (i) the Executive's death or (ii) the Executive's Disability (as defined below) after thirty (30) days written notice by the Company, whereupon the Executive or the Executive's estate, as the case may be, will be entitled to receive: (A) accrued Base Salary and benefits through the Termination Date, (B) any accrued and unpaid Bonus for the year prior to the year in which the Termination Date occurs, and (C) a Bonus for the year in which the Termination Date occurs equal to the target Bonus the Executive would have earned had the Executive remained in employment through the end of the Bonus year prorated to reflect the Executive's actual period of employment during the year in which the Termination Date occurs. Additionally, the Executive's rights to any Awards will be determined pursuant to any applicable plans or agreements and the Executive shall have no other rights except as may be specifically set forth in writing under a Company plan or program applicable to the Executive.

For purposes of this Agreement, "Disability" shall have the meaning set forth in any long-term disability plan in which the Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, the Executive is unable to perform the Executive's duties on a full-time basis hereunder for (i) a period in excess of one hundred twenty (120) consecutive days or (ii) more than one hundred eighty (180) days in any consecutive twelve (12) month period.

        (d)    Termination Without Cause or for Good Reason.

             i)  If the Executive's employment is terminated prior to the third anniversary of the Effective Date by the Executive for "Good Reason" (as defined below) or by the Company for any reason other than (i) the Executive's death or Disability or (ii) for Cause, and provided that the Executive shall have entered into a release of claims in favor of the Company in a form acceptable to the Company (the "Release"), and also provided that the Executive has complied with the Release and the "Restrictive Covenant Agreement" (as defined below), the Executive shall be entitled to the following:

              (i)  accrued Base Salary and benefits through the Termination Date,

             (ii)  any accrued and unpaid Bonus for the year prior to the year in which the Termination Date occurs,

            (iii)  cash severance payments equal in the aggregate to the Executive's annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following the Termination Date; and

            (iv)  continuation of the Executive's health, medical and dental insurance benefits for a period equal to the lesser of (i) twelve (12) months, or (ii) the period ending on the date the Executive first becomes entitled to similar benefits under any plan maintained by any person for whom the Executive provides services as an employee or otherwise.

            ii)  If the Executive's employment is terminated on or after the third anniversary of the Effective Date by the Executive for "Good Reason" (as defined below) or by the Company for any reason other than (i) the Executive's death or Disability or (ii) for Cause, and provided that the Executive shall have entered into a release of claims in favor of the Company in a form acceptable to the Company (the "Release"), and also provided that the Executive has complied with the Release and the "Restrictive Covenant Agreement" (as defined below), the Executive shall be entitled to the following:

              (i)  accrued Base Salary and benefits through the Termination Date,

             (ii)  any accrued and unpaid Bonus for the year prior to the year in which the Termination Date occurs,

            (iii)  six months advance written notice by the Company in the event of termination by the Company as set forth above,

            (iii)  cash severance payments equal in the aggregate to six (6) months of the Executive's Base Salary at the time of termination, payable in six (6) equal monthly installments beginning at the end of the first full month following the Termination Date; and

            (iv)  continuation of the Executive's health, medical and dental insurance benefits for a period equal to the lesser of (i) six (6) months, or (ii) the period ending on the date the Executive first becomes entitled to similar benefits under any plan maintained by any person for whom the Executive provides services as an employee or otherwise.

The Executive's rights with respect to any Awards shall be determined pursuant to any applicable plans or agreements and the Executive shall have no other rights except as may be specifically set forth in writing under a Company plan or program applicable to the Executive.

For purposes of this Agreement, "Good Reason" shall mean (i) the Company's material breach of this Agreement; provided that the Executive has delivered written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date the Executive provides such notice; (ii) change in Executive's title or position which is not commensurate with Executive's level with the Company, or the assignment to the Executive of duties and responsibilities which are not commensurate with the Executive's level with the Company, or a change to the Executive's duties and responsibilities which has the effect of reducing the scope of the Executive's duties and responsibilities in the aggregate; or (iii) requiring the Executive to perform his primary duties at a location more than seventy-five (75) miles from Missoula, Montana.

        (e)    Termination by the Executive other than for Good Reason.    The Executive may terminate employment with the Company other than for Good Reason upon thirty (30) days written notice to the Company, in which case (i) the Company shall have no further obligation hereunder to the Executive, except for payment of Base Salary and provision of benefits through the Termination Date, and (ii) the Executive's rights with respect to any Awards shall be determined pursuant to any applicable plans or agreements.

5.    Confidential Information, Non-Competition; Non-Solicitation.    The Executive shall execute and will comply with the Confidentiality and Non-Competition Agreement to be dated as of the Effective Date (the "Restrictive Covenant Agreement"), between the Company and the Executive in substantially the form of Exhibit A, attached hereto.

6.    No Conflict.    The Executive represents and warrants that the Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent the Executive from entering into this Agreement or would conflict with the performance of the Executive's duties pursuant to this Agreement. The Executive represents and warrants that the Executive will not engage in any activity which would conflict with the performance of the Executive's duties pursuant to this Agreement.

7.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:

If to the Company:
GT Equipment Technologies, Inc. 243 Daniel Webster Highway Merrimack, NH 03054 Attention: Chief Executive Officer cc: General Counsel
If to the Executive:
David W. Keck 191 Kelsey Lane Butte, MT 59701

Either party may change such party's address for notices by notice duly given pursuant hereto.

8.    Dispute Resolution.    Any dispute or controversy between the Company and the Executive relating to this Agreement shall be settled by binding arbitration in the City of Manchester, State of New Hampshire, pursuant to the governing rules of the American Arbitration Association and shall be subject to the provisions of New Hampshire Revised Statutes Annotated Chapter 542. Judgment upon the award may be entered in any court of competent jurisdiction.

9.    Assignment; Successors.    This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

10.    Governing Law.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New Hampshire.

11.    Withholding.    The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

12.    Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

13.    Waiver; Modification.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

14.    Severability.    If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

15.    Entire Agreement; Effect on Certain Prior Agreements.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between the Executive and the Company or any successor, predecessor or affiliate; provided, however, that nothing in this Agreement shall affect the Executive's obligations under the Restrictive Covenant Agreement.

16.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.

GT EQUIPMENT TECHNOLOGIES, INC.
By:	/s/ THOMAS M. ZARRELLA
Its:	President & CEO
EXECUTIVE
/s/ DAVE KECK

EXHIBIT A

GT EQUIPMENT TECHNOLOGIES, INC. EMPLOYEE, NON-COMPETITION,
NON-DISCLOSURE,
PROPRIETARY INFORMATION AND PATENT AND INVENTION
ASSIGNMENT AGREEMENT

        In consideration of my employment or continued employment, as the case may be, with GT Equipment Technologies, Inc. (the "Company"), and the compensation received by me from the Company, from time to time, I hereby agree with the Company as follows:

1.
Proprietary Information and Inventions—I understand and acknowledge that:

A.
The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business and that as part of my employment by the Company, I am (or may be), expected to make new contributions and inventions of value to the Company.

B.
My employment creates a relationship of confidence and trust between me and the Company with respect to certain information applicable to the business of the Company or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

C.
The Company possesses, and will continue to possess, information that has been created, discovered or developed by, or otherwise become known to, the Company (including, without limitation, information created, discovered, developed or made known by me during the period of or arising out of my employment by the Company, whether before or after the date hereof) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential. All such information is hereinafter called "Proprietary Information", which term, as used herein, shall also include, but shall not be limited to, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists; provided, however, that the term "Proprietary Information" shall not include any of the foregoing which is in the public domain.

D.
All existing lists of customers of the Company, and all lists of customers of the Company developed during the course of my employment by the Company, are and shall be the sole and exclusive property of the Company, and that I neither have nor shall have any right, title or interest therein; such lists of customers are and must continue to be confidential; such lists of customers are not readily accessible to competitors of the Company; and the Company's present and future business relationship with its customers is and will continue to be of a type which normally continues unless interfered with by others.

E.
As used herein, the period of my employment includes any time during which I may be retained by the Company as an Independent Contractor.

2.
Ownership of Proprietary Information—All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. I hereby acknowledge that all Proprietary Information is and must continue to be confidential and that the same is not readily accessible to competitors of the Company. At all times, both during my employment by the Company and after its termination, I will keep in strictest confidence and trust all Proprietary Information and I will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

3.
Commitment to Company; Other Emplovment—During the period of my employment by the Company, I will devote substantially all of my time for the Company and I will not, without the Company's prior written consent, engage in any employment or business other than for the Company.

4.
Documentation—In the event of the termination of my employment for any reason, I will deliver to the Company all documents, notes, drawings, blueprints, formulae, specifications, computer programs, data and other materials of any nature pertaining to any Proprietary Information or to my work with the Company, and will not take any of the foregoing or any reproduction of any of the foregoing that is embodied in a tangible medium of expression.

5.
Disclosure of Inventions—I will promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, blueprints, formulae, processes, techniques, computer programs, strategies, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment that are related to the business of the Company or that result from tasks assigned to me by the Company or that result from the use of premises or property (including computer systems and engineering facilities) owned, leased or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, blueprints, know-how and data are hereinafter referred to as "Inventions"). I will also promptly disclose to the Company, and the Company hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, blueprints, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment for the purpose of determining whether they constitute "Inventions", as defined above.

6.
Ownership of Inventions—All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I shall assist the Company in every proper way as to all such Inventions (but at the Company's expense) to obtain and, from time to time, enforce patents, copyrights, trademarks and other rights and protections relating to said Inventions in any and all countries, and to that end, I will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an Invention, for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by me and I hereby ratify, affirm and approve all such lawfully permitted acts accordingly.

7.
Other Agreements—I represent and warrant that my execution and delivery of this Agreement and the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or trust. I have not entered into and shall not enter into any agreement, either written or oral, in conflict herewith.

8.
Use of Confidential Information of Other Persons—I represent that I have not brought and will not bring with me to the Company or use at the Company any materials or documents of an employer or a former employer that are not generally available to the public, unless express written authorization from such employer for their possession and use has been obtained. I also understand that I am not to breach any obligation of confidentiality that I have to any employer or former employer and agree to fulfill all such obligations during the period of my affiliation with the Company.

9.
Restrictive Covenant—I hereby acknowledge and recognize my possession of Proprietary Information and the highly competitive nature of the business of the Company and accordingly agree that, in consideration of the premises contained herein, I will not, during the period of my employment by the Company and in the event that my employment with the Company is terminated for any reason whatsoever and whether such termination be voluntary or involuntary, for a period of three (3) years years following such termination, (i) directly or indirectly engage in any competitive business (defined as a business that designs, develops, manufactures, markets or sells a product, product line or service that competes with any product, product line or service of the Company as they presently exist or as may be in existence or development on the date of termination of my employment with the Company; whether such engagement shall be as an employer, officer, director, owner, employee, partner or other participant, (ii) assist others in engaging in any competitive business in the manner described in the foregoing clause (i), or (iii) induce employees of the Company, its affiliates or subsidiaries to terminate their employment with the Company or such affiliate or subsidiary and/or engage in any competitive business. I understand that this Section 9 is not meant to prevent me from earning a living or fostering my career. It is meant, however, to prevent any competitive business from gaining any unfair advantage from my knowledge of Proprietary Information and I agree to make any new employer aware of the provisions of this Section 9. A competitive business shall not include a business that designs, constructs or operates trichlorosilane, silane or polysilicon plants, except that this exclusion does not apply to a business that sells or designs and sells reactors, converters or other equipment (with or without services related thereto) competitive with those that GT may be selling at the time of the termination of the Executive's employment from the Company.

10.
Agreement Not to Solicit Customers—During the course of my employment by the Company for a period of three (3) years following the termination of such employment for any reason whatsoever and whether such termination be voluntary or involuntary, I will not, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit or in any other way disturb or service, hire, or engage any person, firm or corporation that has been an employee or customer of the Company at any time or times within three (3) years prior to the termination date of my employment, whether or not I had direct account responsibility for a contact with such customer account. The foregoing customer restriction shall not pertain to the customer of a business that designs, constructs or operates trichlorosilane, silane or polysilicon plants, except that this exclusion does not apply to a business that sells or designs and sells reactors, converters or other equipment (with or without services related thereto) competitive with those that GT may be selling at the time of the termination of the Executive's employment from the Company.

11.
Remedies—I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and, therefore, agree that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

12.
Assignment—This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company, whether by reorganization, merger, consolidation, sale of assets or otherwise, except that neither this Agreement nor any rights or benefits hereunder may be assigned by me.

13.
Interpretation—It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14.
Notices—Any notice which a party is required or may desire to give pursuant to this Agreement shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to the Employee at the address of the Employee of record with the Company and addressed to the Company at its principal office, or at such other place as either party may, from time to time, designate in writing. The date of personal delivery or the date of mailing any such entice shall be deemed to be the date of delivery thereof.

15.
Waivers—If either party shall waive any breach of any provision of this Agreement, her or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16.
Headings—The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

17.
Governing Law—This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Hampshire with respect to contracts made and to be performed wholly therein and the courts of which shall have exclusive jurisdiction over any disputes arising hereunder.

18.
No Employment Agreement—I acknowledge that this Agreement does not constitute an employment agreement and agree that this Agreement shall be binding upon me regardless of whether or not my employment shall continue for any length of time hereafter and whether or not my employment is terminated for any reason whatsoever by either the Company or me or both.

19.
Complete Agreement; Amendments: Prior Agreements—The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the parties hereto with respect to the matters covered hereby.

        I HAVE READ AND AGREE TO THE FOREGOING.

Date:	4/12/06	/s/ DAVE KECK Employee

4/12/06

(b)    Bonus.    The Executive shall be eligible during each twelve (12) months of the Term ("Bonus Period") to receive a cash bonus ("Bonus") calculated as Eight Thousand Dollars ($8,000.00) for each One Million Dollars ($1,000,000) in confirmed bookings by GT from the sale of silicon production equipment and related engineering services ("Bonus Sales") during a given twelve month Bonus Period for which a Bonus is calculated, provided that the combined amount payable for Base Salary and Bonus during any twelve month Bonus Period shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000). Bonuses will be payable as follows for sales for which a Bonus is payable: (a) fifteen percent (15%) upon the Company's receipt of the customer deposit for such sale, (b) forty-five percent (45%) upon shipment of the equipment that is the subject of such sale, and (c) forty percent (40%) upon final payment by the customer of the remainder of the purchase price for such sale.

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  Exhibit 10.6